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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207628

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Offering Price	Registration Fee(1)

3.150% Senior Notes due 2027	$750,000,000	$93,375

Guarantee of 2027 Notes(2)	—	—

Total	$750,000,000	$93,375

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n), no separate fee for the guarantee is payable.

Prospectus Supplement
(To Prospectus dated October 27, 2015)

$750,000,000

3.150% Senior Notes due 2027

        We are offering $750 million of our 3.150% senior notes due 2027. Interest on the notes will accrue from November 8, 2017 and will be payable on May 15 and November 15 of each year, beginning May 15, 2018. The notes will mature on November 15, 2027.

        The notes will be the senior obligations of Waste Management, Inc. and will be fully and unconditionally guaranteed by our wholly owned subsidiary, Waste Management Holdings, Inc. The notes will rank equally with all of our other senior indebtedness. The indenture under which we are issuing the notes does not restrict our ability to incur additional senior indebtedness.

        We may redeem the notes, in whole or in part, at any time at the redemption prices described beginning on page S-13. If a change of control triggering event as described beginning on page S-16 occurs, we may be required to offer to purchase the notes from holders.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 6 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price(1)	99.982%	$749,865,000

Underwriting Discount	0.650%	$4,875,000

Proceeds to Us (excluding expenses)	99.332%	$744,990,000

(1)
Plus accrued interest from November 8, 2017, if delivery occurs after that date.

        The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

        The underwriters expect to deliver the notes to investors on or about November 8, 2017 only in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System.

Joint Book-Running Managers
Barclays	BofA Merrill Lynch	J.P. Morgan

Co-Managers
MUFG	Scotiabank	SMBC Nikko

Academy Securities	MFR Securities, Inc.	Siebert Cisneros Shank & Co., L.L.C.

October 30, 2017

        When making your investment decision in the notes, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information we previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

SUMMARY

        This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and financial data. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, in their entirety before making an investment decision.

        As used in this prospectus supplement, the terms "Waste Management," "we," "us" or "our" refer to Waste Management, Inc. and its consolidated subsidiaries, taken as a whole, unless the context clearly indicates otherwise.

 Waste Management, Inc.

        We are North America's leading provider of comprehensive waste management environmental services. We partner with our residential, commercial, industrial and municipal customers and the communities we serve to manage and reduce waste at each stage from collection to disposal, while recovering valuable resources and creating clean, renewable energy. Our Solid Waste business is operated and managed locally by our subsidiaries that focus on distinct geographic areas and provides collection, transfer, disposal, and recycling and resource recovery services. Through our subsidiaries, we are also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States.

        Our principal executive offices are located at 1001 Fannin Street, Houston, Texas 77002. Our telephone number is (713) 512-6200. Our website address is www.wm.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are all available, free of charge, on our website as soon as practicable after we file the reports with the SEC. Information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. Our common stock is traded on the New York Stock Exchange under the symbol "WM".

Waste Management Holdings, Inc.

        Waste Management Holdings, Inc., which we refer to in this prospectus supplement as "WM Holdings," is a direct wholly owned subsidiary of Waste Management, Inc. WM Holdings is a holding company.

 The Offering

        The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus supplement and the "Description of the Debt Securities" section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	Waste Management, Inc.
Securities Offered	$750 million aggregate principal amount of 3.150% Senior Notes due 2027
Subsidiary Guarantee
WM Holdings will fully and unconditionally guarantee, on a senior unsecured basis, the full and prompt payment of the principal and any premium and interest on the notes, when and as they become due and payable, whether at maturity or otherwise.
Maturity Date	November 15, 2027
Interest Rate	3.150% per year
Interest Payment Dates	May 15 and November 15 of each year, beginning May 15, 2018
Optional Redemption
We may elect to redeem and repay any or all of the notes at any time in minimum principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If we elect to redeem and repay the notes before the date that is three months prior to the maturity date, we will pay an amount equal to the greater of 100% of the principal amount of the notes redeemed and repaid, or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed and repaid that would be due if the notes matured three months prior to the maturity date. If we elect to redeem and repay the notes on or after the date that is three months prior to the maturity date, we will pay an amount equal to 100% of the principal amount of the notes redeemed and repaid.
We will pay accrued interest on the notes redeemed to the redemption date. See "Description of Notes—Optional Redemption" in this prospectus supplement.
Change of Control Offer
If a change of control triggering event occurs, holders of the notes may require us to purchase all or a portion of such holders' notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase. See "Description of Notes—Change of Control Offer" in this prospectus supplement.
Ranking
The notes and the guarantee will constitute the senior unsecured debt of Waste Management, Inc. and WM Holdings, respectively, and will rank equally with all of our and its other existing and future senior obligations from time to time outstanding.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:
• create, incur or assume debt secured by liens;
• engage in sale and leaseback transactions; and
• merge, consolidate or transfer all or substantially all of our assets.
Use of Proceeds
We expect the net proceeds from the offering of the notes to be $743.4 million, after deducting the underwriting discount and estimated expenses of the offering that we will pay. We intend to use the net proceeds from the offering of the notes to redeem our $590 million aggregate principal amount of 6.10% Senior Notes due 2018. Pending application of the net proceeds as described immediately above, we anticipate that we may repay borrowings under our commercial paper program used for working capital, which is fully supported by our U.S. revolving credit facility (referred to herein as our "$2.25 billion revolving credit facility"), and we may temporarily invest in short-term investments. Any excess proceeds will be used for general corporate purposes. See "Use of Proceeds" in this prospectus supplement.

Certain affiliates of some of the underwriters in this offering are lenders to us under our $2.25 billion revolving credit facility and may receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts outstanding under our commercial paper program, which is fully supported by such credit facility, pending application of the net proceeds as described in the initial paragraph under "Use of Proceeds" in this prospectus supplement. Accordingly, such underwriters are deemed to have a "conflict of interest" within the meaning of FINRA Rule 5121, and this offering will be conducted in accordance with FINRA Rule 5121. See "Underwriting (Conflicts of Interest)."
Trustee	The Bank of New York Mellon Trust Company, N.A.
Additional Issues
We may create and issue additional notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms, as to status, redemption or otherwise except for the issue date, the initial interest payment date, if applicable, and the payment of interest accruing prior to the issue date of such additional notes.
Risk Factors	See page S-6 of this prospectus supplement and page 6 of the accompanying prospectus for a discussion of the risks you should consider before investing in the notes.

Ratio of Earnings to Fixed Charges

        For purposes of computing these ratios, we have divided earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consist of consolidated earnings before taxes, cumulative effects of changes in accounting principles, losses in equity investments and fixed charges. Fixed charges consist of interest expense, capitalized interest, and the portion of our operating lease rental expense that represents an interest factor, which we refer to as implicit interest in rents. The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated (dollars in millions):

		Years Ended December 31,
	Nine Months Ended September 30, 2017
		2016	2015	2014	2013	2012
	(Unaudited)	(Unaudited)
Income before income taxes and losses in equity investments(a)	$1,664	$1,867	$1,109	$1,805	$535	$1,350

Fixed charges deducted from income:
Interest expense	275	385	391	471	481	488
Implicit interest in rents	33	42	46	53	56	59

	308	427	437	524	537	547

Earnings available for fixed charges(a)	$1,972	$2,294	$1,546	$2,329	$1,072	$1,897

Interest expense	$275	$385	$391	$471	$481	$488
Capitalized interest	10	9	16	16	19	21
Implicit interest in rents	33	42	46	53	56	59

Total fixed charges(a)	$318	$436	$453	$540	$556	$568

Ratio of earnings to fixed charges	6.2x	5.3x	3.4x	4.3x	1.9x	3.3x

Adjusted ratio of earnings to fixed charges(b)	6.2x	5.5x	4.9x	4.2x	3.7x	3.6x

(a)
To the extent interest may be assessed by taxing authorities on any underpayment of income tax, such amounts are classified as a component of income tax expense in our Consolidated Statements of Operations. For purposes of this disclosure, we have elected to exclude interest expense related to income tax matters from our measurements of "Earnings available for fixed charges" and "Total fixed charges" for all periods presented, as such amounts are immaterial.

(b)
This adjusted ratio of earnings to fixed charges ("Adjusted Ratio") excludes the impact of restructuring charges, impairments, divestitures, losses on early extinguishment of debt and adjustments to a subsidiary's estimated environmental remediation liability for a closed site. A reconciliation showing the effect of these items on our "Income before income taxes and losses in equity investments" used to calculate our earnings available for fixed charges is as follows (in millions):

		Years Ended December 31,
	Nine Months Ended September 30, 2017
		2016	2015	2014	2013	2012
	(Unaudited)	(Unaudited)
As reported Income before income taxes and losses in equity investments	$1,664	$1,867	$1,109	$1,805	$535	$1,350

Adjustments to Income before income taxes and losses in equity investments:
Restructuring costs	—	4	15	82	18	67
Asset impairments	6	59	89	355	981	83
(Income) expense from divestitures	(5)	9	(7)	(515)	(8)	—
Loss on early extinguishment of debt	—	4	555	—	—	—
Environmental remediation adjustments	9	44	—	—	—	—

Adjusted income before income taxes and losses in equity investments	$1,674	$1,987	$1,761	$1,727	$1,526	$1,500

        We believe that the Adjusted Ratio is useful to investors as an indicator of our ability to meet our fixed obligations because it is independent of significant non-cash impacts and other items that management believes are not representative of our results. The Adjusted Ratio is a measurement not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") and may not be comparable to similarly titled measures used by other companies. You should not rely on the Adjusted Ratio as a substitute for the ratio of earnings to fixed charges calculated and presented in accordance with GAAP or any other GAAP financial measure.

RISK FACTORS

        You should carefully consider the risk factors identified in Part 1, Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the year ended December 31, 2016 before making an investment in the notes. You should also carefully consider the risks described below, the other information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference in this prospectus supplement before making an investment in the notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially impair our business operations. The events discussed in the risk factors included or incorporated by reference in this prospectus supplement and the accompanying prospectus may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such case, the trading price of our securities, including the notes, could decline and you might lose all or part of your investment.

 Risks Related to the Notes

Our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

        We have substantial indebtedness. At September 30, 2017, our ratio of total debt to total capitalization was 63.8% and we had $9.345 billion of total debt. In addition, as of September 30, 2017, we had approximately $1.29 billion of letters of credit outstanding under our $2.25 billion revolving credit facility and other letter of credit facilities. Our indebtedness that bears interest at a floating rate makes us vulnerable to changes in interest rates. As of September 30, 2017, we had $1.821 billion of debt maturing within the next 12 months which includes $551 million of tax-exempt bonds with term interest rate periods that expire within the next 12 months. Our level of indebtedness and the covenants contained in the agreements governing our debt could have important consequences, including:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

  •
  impairing our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  placing us at a competitive disadvantage compared to our competitors that have proportionately less debt.

        We are not prohibited under the indenture governing the notes from incurring additional indebtedness. Although our $2.25 billion revolving credit facility requires us to comply with specified ratios of Total Debt to EBITDA and EBIT to Consolidated Total Interest Expense (each as defined in our $2.25 billion revolving credit facility), as of September 30, 2017 and after giving effect to the offering of the notes and the use of proceeds contemplated hereby, we have the ability to incur additional indebtedness while remaining in compliance with these ratios. Our incurrence of additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to service and repay the notes.

We are a holding company and we depend upon cash distributions from our subsidiaries to service our debt.

        As a holding company, we conduct our operations through our operating subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the notes, depends in part upon the ability of our subsidiaries to make cash distributions to us. Any of our subsidiaries' declaration of bankruptcy, liquidation or reorganization could materially adversely affect their ability to make cash distributions to us. Additionally, the ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by, among other limitations, applicable provisions of federal and state law and contractual provisions. Any inability of our operating subsidiaries to make dividends or distributions to us, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on our ability to service and repay our debt, including the notes.

The notes will be effectively subordinated to certain of our subsidiaries' debt and our secured debt.

        While the notes will be guaranteed by WM Holdings and will rank equally with all of our and WM Holdings' existing and future senior indebtedness, the notes will be structurally subordinated to all obligations of our subsidiaries other than WM Holdings, including trade payables of our operating subsidiaries. This means that holders of the notes will have a junior position to the claims of creditors of our operating subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we have or may incur, to the extent of the value of the assets securing that debt. The indenture governing the notes does not limit the amount of debt our subsidiaries can incur, and it permits us to incur some secured debt. Our debt balances are generally unsecured, except for capital leases and a note payable associated with our investment in federal low-income housing tax credits. The balance on such note payable as of September 30, 2017 was $40 million. As of September 30, 2017, our operating subsidiaries had $2.394 billion of indebtedness and WM Holdings had $304 million of indebtedness (excluding guarantees of $5.7 billion of our senior debt), in each case excluding intercompany loans. For a description of the ranking of the notes, see "Description of Notes—Ranking" in this prospectus supplement.

Fraudulent transfer statutes may limit your rights under the guarantee of the notes.

        Our obligations under the notes will be guaranteed by our wholly owned subsidiary, WM Holdings. The guarantee may be subject to review under various laws for the protection of creditors. It is possible that the creditors of WM Holdings may challenge the guarantee as a fraudulent transfer under relevant federal and state laws. Under certain circumstances, including a finding that WM Holdings was insolvent at the time its guarantee was issued, a court could hold that the obligations of WM Holdings under the guarantee may be voided or are subordinate to other obligations of WM Holdings, or that the amount for which WM Holdings is liable under its guarantee of the notes may be limited. Different jurisdictions define "insolvency" differently, and we cannot assure you as to what standard a court would apply to determine whether WM Holdings was insolvent. If a court determined that WM Holdings was insolvent on the date the guarantee of the notes was issued, or that the guarantee constituted a fraudulent transfer on another ground, the claims of creditors of WM Holdings would effectively have priority with respect to WM Holdings' assets and earnings over the claims of the holders of the notes.

We may not have sufficient funds to purchase the notes upon a change of control triggering event, and this covenant provides limited protection to investors.

        Holders of the notes may require us to purchase their notes upon a "change of control triggering event" as defined under "Description of Notes—Change of Control Offer" in this prospectus supplement. We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then existing debt.

        The change of control offer covenant is limited to the transactions specified in "Description of Notes—Change of Control Offer." We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control triggering event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.

You may not be able to sell the notes.

        The notes will be a new issue of securities. There is no existing active trading market for the notes, and a market may never develop. We do not currently intend to apply for listing of the notes on any securities exchange. If a market does not develop, you may be unable to resell the notes for a long time, if at all. If the notes are traded after their initial issuance, they may trade at a discount from initial offering prices. Factors that could cause the notes to trade at a discount are:

  •
  increases in then prevailing interest rates;

  •
  a decline in our credit worthiness based on our business, operating results or financial condition;

  •
  weakness in the markets for similar securities; and

  •
  declining general economic conditions.

 USE OF PROCEEDS

        We expect the net proceeds from the offering of the notes to be $743.4 million, after deducting the underwriting discount and estimated expenses of the offering that we will pay. We intend to use the net proceeds from the offering of the notes to redeem our $590 million aggregate principal amount of 6.10% Senior Notes due 2018. This prospectus supplement does not constitute a notice of redemption under the indenture governing such 6.10% Senior Notes due 2018.

        Pending application of the net proceeds as described immediately above, we anticipate that we may repay borrowings under our commercial paper program used for working capital, which is fully supported by our $2.25 billion revolving credit facility, and we may temporarily invest in short-term investments. Any excess proceeds will be used for general corporate purposes.

Waste Management Commercial Paper Program

        Our commercial paper program enables us to borrow up to $1.5 billion for up to 397 days at competitive interest rates. As of October 26, 2017, we had $251 million of outstanding borrowings under our commercial paper program with a weighted average interest rate of 1.40%. As of October 26, 2017, the outstanding borrowings under our commercial paper program have a weighted average maturity of November 1, 2017. The proceeds of our commercial paper program were used for general corporate purposes.

        Certain affiliates of some of the underwriters in this offering are lenders to us under our $2.25 billion revolving credit facility and may receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts outstanding under our commercial paper program, which is fully supported by such credit facility, pending application of the net proceeds as described above. Accordingly, such underwriters are deemed to have a "conflict of interest" within the meaning of FINRA Rule 5121. See "Underwriting (Conflicts of Interest)" in this prospectus supplement.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and consolidated capitalization as of September 30, 2017 on an actual basis and as adjusted to give effect to the offering of the notes and the application of the estimated net proceeds as described in the initial paragraph under "Use of Proceeds" in this prospectus supplement. It is important that you read the following information along with the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation of Certain Documents by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

	September 30, 2017
	Actual	As Adjusted
	(Unaudited, Dollars in millions)
Cash and Cash Equivalents	$35	$188	(a)

Debt:
$2.25 billion revolving credit facility(b)	$—	$—
Commercial paper program (weighted average interest rate of 1.4% as of September 30, 2017)(b)	502	502
Other letter of credit facilities(b)	—	—
Canadian term loan and revolving credit facility (weighted average effective interest rate of 2.5% as of September 30, 2017)(c)	143	143
Senior notes maturing through 2045, interest rates ranging from 2.4% to 7.75% (weighted average interest rate of 4.6% as of September 30, 2017)(d)	6,033	5,443
3.150% Senior Notes due 2027 offered hereby (including unamortized discount)	—	750
Tax-exempt bonds maturing through 2045, fixed and variable interest rates ranging from 1% to 5.7% (weighted average interest rate of 1.0% as of September 30, 2017)(e)	2,339	2,339
Capital leases and other, maturing through 2055, interest rates up to 12%	328	328

Total debt	$9,345	$9,505

Equity:
Waste Management, Inc. Stockholders' Equity:
Common stock, $0.01 par value; 1,500,000,000 shares authorized; 630,282,461 shares issued	$6	$6
Additional paid-in capital	4,806	4,806
Retained earnings	7,871	7,871
Accumulated other comprehensive income	14	14
Treasury stock at cost, 196,076,817 shares	(7,419)	(7,419)

Total Waste Management, Inc. stockholders' equity	5,278	5,278
Noncontrolling interests	22	22

Total equity	5,300	5,300

Total debt and equity	$14,645	$14,805

(a)
Does not reflect payment of accrued interest and make-whole premium upon repayment of the 6.10% Senior Notes due 2018.

(b)
As of September 30, 2017, we had an aggregate committed capacity of $2.35 billion for letters of credit under various U.S. credit facilities. Our $2.25 billion revolving credit facility expires in July

  2020 and is our primary source of letter of credit capacity. Our remaining committed letter of credit capacity is provided under facilities with terms extending through December 2018. As of September 30, 2017, we had an aggregate of $1.29 billion of letters of credit outstanding under various credit facilities. As of September 30, 2017, we had no outstanding borrowings under our $2.25 billion revolving credit facility. As of September 30, 2017, we had $777 million of letters of credit issued and $502 million of outstanding borrowings under our commercial paper program, both of which are supported by our $2.25 billion revolving credit facility, leaving $971 million of unused and available credit capacity. We supplement the letter of credit capacity we have through these committed facilities with stand-alone letters of credit with various banking partners.

(c)
Waste Management of Canada Corporation and WM Quebec Inc., wholly owned subsidiaries of Waste Management, Inc., are borrowers under a Canadian credit agreement (which includes a term loan and revolving credit facility) that matures in March 2019. The agreement provides (i) C$50 million of revolving credit capacity, which can be used for borrowings or letters of credit and (ii) C$460 million of non-revolving term credit that was fully drawn at closing and is prepayable without penalty and principal amounts repaid may not be re-borrowed. Waste Management, Inc. and WM Holdings guarantee all subsidiary obligations outstanding under the Canadian credit agreement. As of September 30, 2017, we had no revolving borrowings or letters of credit outstanding under this facility.

(d)
Reflects the redemption of the 6.10% Senior Notes due 2018.

(e)
We issue both fixed and floating rate tax-exempt bonds as a means of low-cost financing for capital expenditures. The proceeds from the issuances may only be used for the specific purpose for which the funds were raised, which is generally to finance expenditures for landfill construction and development, equipment, vehicles and facilities in support of our operations.

DESCRIPTION OF NOTES

        This Description of Notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Since this Description of Notes is only a summary, you should refer to the indenture identified below and the notes, a copy of which is available from us, for a complete description of our obligations and your rights.

General

        We are offering $750 million of our 3.150% senior notes due November 15, 2027. The notes will be issued under and pursuant to an Indenture dated as of September 10, 1997, between us and The Bank of New York Mellon Trust Company, N.A. (the current successor to the initial trustee, Texas Commerce Bank National Association), as Trustee (the "Trustee"). We will issue the notes pursuant to a resolution of our Board of Directors and an accompanying officers' certificate setting forth the specific terms applicable to the notes.

        The Notes.    The notes will:

  •
  be our general unsecured, senior obligations;

  •
  constitute a new and separate series of debt securities issued under the Indenture and will be initially limited to an aggregate principal amount of $750 million;

  •
  mature on November 15, 2027;

  •
  be unconditionally guaranteed by our wholly owned subsidiary WM Holdings;

  •
  not be entitled to the benefit of any sinking fund;

  •
  be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

  •
  be issued only in book-entry form represented by one or more global notes registered initially in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC, and deposited with the Trustee, as custodian for DTC.

        Interest.    Interest will:

  •
  accrue on the notes at the rate of 3.150% per annum;

  •
  accrue from November 8, 2017 or the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2018;

  •
  be payable to holders of record on the May 1 and November 1 immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment and Transfer

        Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its direct and indirect participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of The Bank of New York Mellon, located at 101 Barclay Street, Floor 21 West, New York, New York 10286).

        Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of The Bank of New York Mellon, by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.

        No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period beginning 15 days before selection of notes to be redeemed and ending on the day of mailing of the notice of redemption.

        The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

        Before the Par Call Date, the notes will be redeemable and repayable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; or

  •
  the sum, as calculated by us, of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points;

plus, in either case, accrued interest to the date of redemption.

        On or after the Par Call Date, the notes will be redeemable and repayable, at our option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest on the notes to be redeemed to the date of redemption.

        Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price or, if not ascertainable, the manner of determining the redemption price and the place(s) that payment will be made upon presentation and surrender of the notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. Notes called for redemption will be redeemed and repaid in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If less than all the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

        The factors that we generally consider in determining whether to redeem the notes are (1) whether the current rates on new notes would be considerably less than the interest rates on the notes to be redeemed after consideration of any make-whole provision, (2) whether we have excess cash on hand and decide to reduce debt levels and (3) whether we are involved in a substantial merger or acquisition in which it becomes necessary to redeem the notes because of a debt restructuring agreement. We are currently unaware of any circumstances under which we would redeem the notes.

        For purposes of the optional redemption, the following definitions are applicable:

          "Treasury Yield" means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

          "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed, calculated as if the maturity date of such notes were the Par Call Date (the "Remaining Life"), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes.

          "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us to act as the Independent Investment Banker from time to time.

          "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

          "Par Call Date" means August 15, 2027 (three months prior to the maturity date).

          "Reference Treasury Dealer" means (i) each of Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (and their respective successors), unless any of them ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Defeasance

        The notes will be subject to legal defeasance and to covenant defeasance as provided under "Description of the Debt Securities—Provisions Applicable to Each Indenture—Defeasance" in the accompanying prospectus.

 Satisfaction and Discharge

        Upon our written request, the Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise expressly provided for in the Indenture) as to all outstanding notes, when:

          (1)   either:

            (a)   all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and at our expense, and we have deposited or caused to be deposited with the Trustee trust funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on, such notes to the date of such deposit (in the case of notes already due and payable) or to the date of stated maturity or redemption, as the case may be;

          (2)   we have paid all other sums payable under the Indenture by us with respect to the notes; and

          (3)   we have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Ranking

        The notes will be our unsecured and unsubordinated obligations, and will rank equally in contractual right of payment with all of our other existing and future senior indebtedness from time to time outstanding.

        The Indenture does not limit the amount of debt securities that we may issue. We have issued multiple series of debt securities under the Indenture, and in the future, from time to time, we may issue additional debt securities under the Indenture in separate series, each up to the aggregate amount authorized for such series, or we may reopen an existing series of debt securities under the Indenture by issuing further debt securities of the same series with substantially the same terms. See "—Further Issuances" in this prospectus supplement.

        We currently conduct substantially all our operations through our operating subsidiaries, and those subsidiaries generate substantially all our operating income and cash flow. As a result, distributions or advances from our operating subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our operating subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. While the notes will be guaranteed by WM Holdings and will rank equally with all of our and WM Holdings' existing and future senior indebtedness, the notes will be structurally subordinated to all obligations of our subsidiaries other than WM Holdings, including trade payables of our operating subsidiaries. This means that holders of the notes will have a junior position to the claims of creditors of our operating subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The Indenture does not limit the amount of debt our subsidiaries can incur, and it permits us to incur some secured debt. For a description of the limitations on our ability to incur secured debt, see "Description of the Debt Securities—Provisions Applicable Solely to Senior Debt Securities" in the accompanying prospectus.

        As of September 30, 2017, our operating subsidiaries had $2.394 billion of indebtedness and WM Holdings had $304 million of indebtedness (excluding guarantees of $5.7 billion of our senior debt), in each case excluding intercompany loans.

Guarantee

        WM Holdings will unconditionally guarantee our obligations under the notes. The guarantee will be a general, unsecured obligation of WM Holdings and will rank equally in contractual right of payment with all existing and future senior indebtedness of WM Holdings from time to time outstanding. In an attempt to limit the applicability of fraudulent transfer laws, the guarantee limits the amount of the guarantee to the amount that will result in the guarantee not constituting a fraudulent transfer or improper corporate distribution.

        The guarantee of the notes shall be binding on WM Holdings, its successors and assigns, and shall continue in full force and effect for the benefit of holders of the notes until the earliest to occur of:

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  the consolidation or merger of WM Holdings into Waste Management or its successor;

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  the consolidation or merger of Waste Management or its successor into WM Holdings;

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  payment in full of all interest and principal due on the notes; or

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  the release of the guarantees by WM Holdings of obligations of Waste Management under its United States credit facilities (or any replacement or new principal credit facility). Our United States credit facilities currently state that WM Holdings' guarantees under the facilities can only be released with the written consent of each of the lenders that is a party thereto.

Change of Control Offer

        If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a "change of control offer") to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased (a "change of control payment"), plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase, subject to the right of holders of record on the applicable record date to receive interest due on the next interest payment date.

        Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a "change of control payment date"). The notice may, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

        Upon the change of control payment date, we will, to the extent lawful:

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  accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

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  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

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  deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

        We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

        We will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

        For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

        "change of control" means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

        Notwithstanding the preceding, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term "person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

        The definition of "change of control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person may be uncertain.

          "change of control triggering event" means the occurrence of both a change of control and a rating event.

          "continuing directors" means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

          "Fitch" means Fitch Inc. and its successors.

          "investment grade rating" means a rating equal to or higher than BBB– (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "rating agencies" means (1) each of Fitch, Moody's and S&P and (2) if any of Fitch, Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody's or S&P, or all of them, as the case may be.

          "rating event" means the rating on the notes is lowered by at least two of the three rating agencies and the notes are rated below an investment grade rating by at least two of the three rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control.

          "S&P" means S&P Global Ratings, a division of S&P Global Inc., and its successors.

          "voting stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

        Certain covenants in the Indenture limit our ability and the ability of our subsidiaries to:

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  create, incur or assume debt secured by liens;

  •
  enter into sale and leaseback transactions; and

  •
  merge, consolidate or transfer all or substantially all of our assets.

        For a description of these covenants, see "Description of the Debt Securities—Provisions Applicable to Each Indenture—Consolidation, Merger and Sale of Assets" and "—Provisions Applicable Solely to Senior Debt Securities—Restrictive Covenants" in the accompanying prospectus.

Further Issuances

        We may from time to time, without notice or the consent of the holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the issue date, the initial interest payment date, if applicable, and the payment of interest accruing prior to the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes. We may at any time purchase notes in the open market or otherwise at any price.

Book-Entry Systems

        We will issue the notes in the form of one or more fully registered global notes, without coupons, each of which we refer to as a "global note." Each such global note will be registered in the name of a nominee of The Depository Trust Company, or DTC. Unless and until definitive notes are issued, all references to actions by holders of notes issued in global form refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to the holders refer to payments and notices to the nominee of DTC as the registered holder of the notes.

        Where appropriate, links will be established among DTC, Euroclear Bank SA/NV, or the Euroclear Operator, as an operator of the Euroclear System, or Euroclear, and Clearstream Banking S.A., or Clearstream, to facilitate the initial issuance of any notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

        Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we nor the Trustee or any registrar and transfer agent with respect to the notes will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC's, Euroclear's or Clearstream's operations.

        While the following information concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, we take no responsibility for the accuracy of that information.

DTC

        DTC has advised us and the underwriters as follows:

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of the Exchange Act.

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  DTC holds securities for its participating organizations, referred to as "direct DTC participants," and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct

    DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as "indirect DTC participants," for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

        Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes in DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect DTC participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all notes deposited by direct DTC participants are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

        So long as DTC's nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct DTC participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct DTC participants' accounts upon DTC's receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct DTC participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect DTC participants.

        DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

        Neither Waste Management, the Trustee nor the underwriters will have any responsibility or obligation to direct DTC participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct DTC participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct DTC participants or beneficial owners.

        So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. We will make all applicable payments on the notes issued as global notes in immediately available funds.

Euroclear

        Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

        Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance Systems, S.C., a Belgian cooperative, or the "cooperative." The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the securities offered by this prospectus supplement or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

        The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

        The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

        All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

        Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear's terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

        Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depositary for the notes, it will record the total ownership of the notes of the U.S. agent of Euroclear as a participant in DTC. When the notes are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through a Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive the notes against payment. After settlement, Euroclear will credit its participant's account with the interest in the notes purchased. Credit for the notes will appear on the next day (European time).

        In instances in which the notes are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, as to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

        When a Euroclear participant wishes to transfer the notes to a direct DTC participant, the seller will be required to send instructions to Euroclear through a Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant's account will instead be valued as of the actual settlement date.

        You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

        Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by the Deutsche Börse Group. The shareholders of this entity are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

        As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the securities offered by means of this prospectus supplement or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

        Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

        Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depositary for the notes, it will record the total ownership of the notes of the U.S. agent of Clearstream as a participant in DTC. When the notes are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream will credit its participant's account with the interest in the notes. Credit for the notes will appear on the next day (European time).

        In instances in which the notes are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, as to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

        When a Clearstream participant wishes to transfer the notes to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant's account will instead be valued as of the actual settlement date.

        You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

 CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

Scope of Discussion

        The following discussion summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by an individual or entity that is a non-U.S. holder (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to non-U.S. holders who purchase the notes at their "issue price" (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment).

        This discussion does not address all of the U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances or to non-U.S. holders who may be subject to special treatment under U.S. federal income tax laws, such as certain expatriates or former long-term residents of the United States. In addition, this discussion does not address any aspect of non-income taxation (such as estate and gift taxes or the Medicare tax on certain investment income) or state, local or foreign taxation. This summary is intended for general information only and does not represent a detailed description of all the U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. No ruling has been or will be obtained from the IRS regarding the U.S. federal tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

        If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in the notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other U.S. federal tax laws as well as the laws of any state, local, or non-U.S. taxing jurisdictions.

        THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES IN LIGHT OF YOUR OWN SITUATION.

        You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of a note (other than a partnership, or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) and you are not:

  •
  an individual who is a U.S. citizen or U.S. resident alien, including without limitation an alien individual who is a lawful permanent resident of the United States or who has been present in the United States for 183 days or more during the taxable year;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Payments of Additional Amounts

        We may be required to make payments of additional amounts to holders of the notes under certain circumstances, including those described under "Description of Notes—Optional Redemption" or "Description of Notes—Change of Control Offer" above. The foregoing contingencies may implicate the provisions of the U.S. Treasury regulations relating to "contingent payment debt instruments." Under applicable U.S. Treasury regulations, one or more such contingencies will not cause the notes to be treated as contingent payment debt instruments if, as of the issue date, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. Although the issue is not free from doubt, we intend to take the position that the possibility of any such payment should not cause the notes to be subject to "contingent payment debt instrument" rules. Our position is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination you might, among other things, be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on a disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Interest on the Notes

        Subject to the discussion of backup withholding and FATCA withholding requirements discussed below, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption if you properly certify as to your foreign status as described below, and:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

  •
  you are not a "controlled foreign corporation" that is related to us through actual or constructive stock ownership (as provided in the Code).

        The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form to the applicable withholding agent. If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal income tax withholding at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty, or (ii) the payments of interest are effectively connected with your conduct of a trade or business (and, if required by an applicable tax treaty, are attributable to a "permanent establishment" maintained by you) in the United States and you meet the certification requirements described below in "—Income or Gain Effectively Connected with a U.S. Trade or Business."

Disposition of Notes

        Subject to the discussion of backup withholding and FATCA withholding requirements discussed below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable tax treaty, is attributable to your permanent establishment in the United States); or

  •
  you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

        If you are described in the first bullet point above, you will be subject to the treatment described below in "—Income or Gain Effectively Connected with a U.S. Trade or Business." If you are described in the second bullet point above, you will be subject to a flat 30% tax (or lower tax treaty rate) on the gain derived from the sale, redemption, exchange, retirement or other taxable disposition, and such gain may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

        Any proceeds received on the sale, redemption, exchange, retirement or other taxable disposition of a note which are attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under "—Interest on the Notes."

Income or Gain Effectively Connected with a U.S. Trade or Business

        The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable tax treaty, is attributable to your permanent establishment in the United States), then the interest or gain will be subject to U.S. federal income tax on a net income basis at regular graduated income tax rates but will not be subject to withholding tax, provided, in the case of interest, that certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or applicable successor form to the applicable withholding agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, if required by an applicable tax treaty, is attributable to your permanent establishment in the United States) also may be subject to a "branch profits tax" at a 30% rate, unless an applicable tax treaty provides for a lower rate.

Information Reporting and Backup Withholding

        Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        Backup withholding generally will not apply to payments of interest on a note to you if the certification described in "—Interest on the Notes" is duly provided by you or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person (as defined under the Code) or are otherwise not exempt.

        Payment of the proceeds of a sale, redemption, exchange, retirement or other taxable disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding, unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption, exchange, retirement or other taxable disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale, redemption, exchange, retirement or other taxable disposition of a note effected outside the United States by such a broker if it:

  •
  is a United States person;

  •
  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

        You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

Foreign Accounts Tax Compliance Act

        Sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") and the Treasury regulations and administrative guidance issued thereunder, generally impose a 30% U.S. withholding tax on interest payments on the notes and on the gross proceeds from the sale or other disposition (including a retirement or redemption) of the notes occurring after December 31, 2018, in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the Treasury Department to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification that it does not have any "substantial United States owners" (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Intergovernmental agreements regarding FATCA between the United States and certain other countries may modify the foregoing requirements. You should consult with your tax advisor regarding these rules.

        The preceding discussion of certain U.S. federal tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the applicability and effect of any state, local or foreign tax laws, and the consequences of any proposed or subsequent change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

        Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to the underwriters, the principal amount of notes set forth opposite the respective underwriters' names.

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$187,500,000
J.P. Morgan Securities LLC	187,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	187,500,000
MUFG Securities Americas Inc.	56,250,000
Scotia Capital (USA) Inc.	56,250,000
SMBC Nikko Securities America, Inc.	56,250,000
Academy Securities Inc.	6,250,000
MFR Securities, Inc.	6,250,000
Siebert Cisneros Shank & Co., L.L.C.	6,250,000

Total	$750,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms applicable to the notes.

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses (not including the underwriting discount) for this offering will be $1.6 million.

        We have agreed that we will not offer to sell any of our debt securities (other than the notes, bank borrowings and commercial paper) for a period of 30 days after the date of this prospectus supplement without the prior written consent of the representatives.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        We expect delivery of the notes will be made against payment therefor on or about November 8, 2017, which is the seventh business day following the date of pricing of the notes (such settlement being referred to as "T+7"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Relationships

        Certain of the underwriters or one of their respective affiliates are lenders to us under our $2.25 billion revolving credit facility, and affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are dealers under our commercial paper program. Additionally, certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial services for us, for which they have received or will receive customary fees and expense reimbursements.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/ or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Certain affiliates of Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders to us under our $2.25 billion revolving credit facility and may receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts outstanding under our commercial paper program, which is fully supported by such credit facility, pending application of the net proceeds as described in the initial paragraph under "Use of Proceeds" in the prospectus supplement. Accordingly, such underwriters are deemed to have a "conflict of interest" within the meaning of FINRA Rule 5121, and this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a "conflict of interest" will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Selling Restrictions

Australia

        This prospectus supplement:

          A.    does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

          B.    has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

          C.    does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

          D.    may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        In relation to each member state of the European Economic Area (each, a "Member State"), no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

          A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          B.    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

          C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for Waste Management or any representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Waste Management or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Waste Management nor the representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Waste Management or the representatives to publish a prospectus for such offer.

        For the purpose of this provision, the expression an "offer of notes to the public" in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

Hong Kong

        Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under that Ordinance.

Japan

        The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and

Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

        Neither this prospectus supplement nor the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          A.    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          B.    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

              (i)  to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

             (ii)  where no consideration is or will be given for the transfer;

            (iii)  where the transfer is by operation of law;

            (iv)  as specified in Section 276(7) of the SFA; or

             (v)  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

South Korea

        The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA") and the Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). For a period of one year from the issue date of the notes, any acquirer of the Notes who was solicited to buy the notes in Korea is prohibited from transferring any of the Notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes.

        Each agent has represented and agreed that it has not offered, sold or delivered the notes directly or indirectly, or offered or sold the notes to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea and will not offer, sell or deliver the notes directly or indirectly, or offer or sell the notes to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FSCMA, the FETL and other relevant laws and regulations of Korea.

Taiwan

        The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

 LEGAL MATTERS

        Certain legal matters in connection with the notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the underwriters by Gibson, Dunn & Crutcher LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Waste Management, Inc. appearing in Waste Management, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016, including the schedule appearing therein, and the effectiveness of Waste Management, Inc.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus supplement incorporates documents by reference which are not presented in or delivered with this prospectus supplement. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this prospectus supplement.

        We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

SEC Filing (Our SEC File Number is 1-12154)	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2016	February 16, 2017
Current Report on Form 8-K	March 3, 2017
Quarterly Report on Form 10-Q for the period ended March 31, 2017	April 26, 2017
Current Report on Form 8-K	May 16, 2017
Quarterly Report on Form 10-Q for the period ended June 30, 2017	July 26, 2017
Current Report on Form 8-K	August 4, 2017
Quarterly Report on Form 10-Q for the period ended September 30, 2017	October 26, 2017
The portions of our proxy statement for our 2017 annual meeting of stockholders incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016	March 24, 2017

        We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until all of the securities offered by this prospectus supplement have been issued as described in this prospectus supplement. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such current report.

        You may obtain copies of any of these filings through Waste Management as described below, or through the SEC or through the SEC's Internet website as described in the accompanying prospectus. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing, by telephone or via the Internet at:

Waste Management, Inc.
1001 Fannin Street
Houston, Texas 77002
Attn: Corporate Secretary
713-512-6200
www.wm.com

PROSPECTUS

WASTE MANAGEMENT, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
GUARANTEES
UNITS

        We or selling securityholders may from time to time offer to sell the securities listed above in one or more classes or series in amounts, at prices and on terms that will be determined at the time of the offering.

        Each time we or a selling securityholder sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "WM."

        Investing in our securities involves risks. See "Risk Factors" on page 6 of this prospectus, the risk factors included in our periodic reports that we file with the Securities and Exchange Commission and incorporated by reference herein and the applicable prospectus supplement before you invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 27, 2015

        If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. Forward-looking statements are often identified by the words, "will," "may," "should," "continue," "anticipate," "believe," "expect," "plan," "forecast," "project," "estimate," "intend," and words of a similar nature. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

        Many factors could affect our actual results, and variances from our current expectations regarding these factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth below to be important factors that could cause actual results to differ materially from our published expectations. A more detailed discussion of these factors, as well as other factors that could affect our results, is contained under the heading "Risk Factors" in our report on Form 10-K for the year ended December 31, 2014. However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that we currently believe could cause our results to be different from our expectations include:

  •
  competition may negatively affect our profitability or cash flows, our pricing strategy may have negative effects on volumes, and inability to execute our pricing strategy while retaining and attracting customers may negatively affect our average yield on collection and disposal business;

  •
  we may fail in implementing our cost saving, optimization and growth initiatives and overall business strategy, which could adversely impact our financial performance and growth, and implementation of our initiatives and strategy may have associated negative consequences, such as fragmentation of efforts, increased indebtedness, asset impairments, business disruption, employee distraction, and regulatory issues;

  •
  we may be unable to identify desirable acquisition targets, negotiate advantageous transactions or realize the benefits expected from such transactions, which could adversely impact our growth strategy, earnings and cash flow;

  •
  compliance with existing or future regulations may impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

  •
  possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

  •
  certain materials processed by our recycling operations are subject to significant commodity price fluctuations, as are methane gas and other energy-related products marketed and sold by our landfill gas recovery operations; fluctuations in commodity prices may have negative effects on our operating results;

  •
  changes in oil and gas prices and drilling activity, and changes in applicable regulations, could adversely affect our Energy Services business;

  •
  increasing customer preference for alternatives to traditional disposal, government mandates supporting diversion of waste and recycling and prohibiting disposal of certain types of waste, and overall reduction of waste generated could continue to have a negative effect on volumes of waste going to our landfills;

  •
  developments in technology could trigger a fundamental change in the waste management industry, as waste streams are increasingly viewed as a resource, which may adversely impact volumes at our landfills and our profitability;

  •
  our existing and proposed service offerings to customers may require that we develop or license, and protect, new technologies; and our inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources;

  •
  we are investing in emerging technologies to provide disposal alternatives; such emerging technologies may not perform as intended or may experience other difficulties or delays that prevent us from realizing a return on our investment;

  •
  adverse publicity (whether or not justified) relating to activities by our operations, employees or agents could tarnish our reputation and reduce the value of our brand;

  •
  there is a risk of incurring significant environmental liabilities in the use, treatment, storage, transfer and disposal of waste materials; any substantial liability for environmental damage could have a material adverse effect on our financial condition and cash flows;

  •
  weak economic conditions may negatively affect the volumes of waste generated;

  •
  some of our customers, including governmental entities, have suffered financial difficulties that could affect our business and operating results, due to their credit risk and the impact of the municipal debt market on remarketing of our tax-exempt bonds;

  •
  if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

  •
  diesel fuel price increases or diesel fuel supply shortages may increase our expenses and restrict our ability to operate;

  •
  we are increasingly dependent on the availability of compressed natural gas ("CNG") and CNG fueling infrastructure and vulnerable to CNG prices; difficulty obtaining CNG and increases in CNG prices could increase our operating costs;

  •
  problems with the operation of current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

  •
  a cybersecurity incident could negatively impact our business and our relationships with customers;

  •
  efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

  •
  we could face significant liability for withdrawal from multiemployer pension plans;

  •
  we are subject to operational and safety risks, including the risk of personal injury to employees and others;

  •
  increased costs for financial assurance or the inadequacy of our insurance coverage could negatively impact our liquidity and increase our liabilities;

  •
  possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

  •
  we may reduce or suspend capital expenditures, acquisition activity, dividend declarations or share repurchases if we suffer a significant reduction in cash flows;

  •
  we may be unable to incur future indebtedness to support our growth and development plans or to refinance our debt obligations, including near-term maturities, on terms consistent with current borrowings, and higher interest rates and market conditions may increase our expense;

  •
  climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses;

  •
  weather conditions and one-time special projects cause our results to fluctuate, and harsh weather or natural disasters may cause us to temporarily suspend operations; our stock price may be negatively impacted by interim variations in our results;

  •
  we could be subject to significant fines and penalties, and our reputation could be adversely affected, if our business, or third parties with whom we have relationships, were to fail to comply with United States or foreign laws or regulations;

  •
  negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies; and

  •
  the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations.

        Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. We may offer and sell any combination of the securities described in this prospectus from time to time up to an indeterminate dollar amount, in one or more offerings.

        The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

  •
  debt securities;

  •
  common stock;

  •
  preferred stock;

  •
  warrants;

  •
  guarantees; and

  •
  units consisting of any of the securities listed above.

        Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

  •
  the type and amount of securities that we or selling securityholders propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of any underwriters or agents through or to which we or selling securityholders will sell the securities;

  •
  any compensation of those underwriters or agents; and

  •
  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

        In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus (i) by means of a post-effective amendment to the registration statement of which this prospectus is a part; (ii) through filings we make with the SEC that are incorporated by reference into this prospectus; or (iii) by any other method as may then be permitted under applicable law, rules or regulations.

        As used herein, the terms "Waste Management," "we," "us," "our," and "the Company" refer to Waste Management, Inc. and its consolidated subsidiaries and consolidated variable interest entities, taken as a whole, unless the context clearly indicates otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN

ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

SEC Filing (Our SEC File Number is 1-12154)	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2014	February 17, 2015
Quarterly Report on Form 10-Q for the quarter ended March 31, 2015	April 29, 2015
Quarterly Report on Form 10-Q for the quarter ended June 30, 2015	July 23, 2015
Quarterly Report on Form 10-Q for the quarter ended September 30, 2015	October 27, 2015
Current Report on Form 8-K	January 2, 2015
Current Report on Form 8-K	February 18, 2015
Current Report on Form 8-K	February 24, 2015
Current Report on Form 8-K	March 3, 2015
Current Report on Form 8-K	May 15, 2015
Current Report on Form 8-K	July 14, 2015
Current Report on Form 8-K	July 30, 2015
Current Report on Form 8-K	September 2, 2015
Current Report on Form 8-K	October 1, 2015
Description of our Common Stock on Form 8-B, as we may update that description from time to time	July 13, 1995

        We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until all of the securities offered by this prospectus have been issued as described in this prospectus. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report.

        You may obtain copies of any of these filings through Waste Management, the SEC or the SEC's Internet site as described below. Documents incorporated by reference are available without charge by requesting them in writing or by telephone using the contact information below and may be accessed through the Investor Relations section of www.wm.com.

Waste Management, Inc.
1001 Fannin Street
Houston, Texas 77002
Attn: Corporate Secretary
713-512-6200

        THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

THE COMPANY

        We are North America's leading provider of comprehensive waste management environmental services. We partner with our residential, commercial, industrial and municipal customers and the communities we serve to manage and reduce waste at each stage from collection to disposal, while recovering valuable resources and creating clean, renewable energy. Our solid waste business is operated and managed locally by our subsidiaries that focus on distinct geographic areas and provides collection, transfer, recycling and resource recovery, and disposal services. Through our subsidiaries, we are also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States.

        Our principal executive offices are located at 1001 Fannin Street, Houston, Texas 77002 and our telephone number is (713) 512-6200.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risk. Before acquiring any such securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        For purposes of computing these ratios, we have divided earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consist of consolidated earnings before taxes, cumulative effects of changes in accounting principles, losses in equity investments and fixed charges. Fixed charges consist of interest expense, capitalized interest, and the portion of our operating lease rental expense that represents an interest factor, which we refer to as implicit interest in rents. The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated (dollars in millions):

	Nine Months Ended September 30,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
	(Unaudited)	(Unaudited)
Income before income taxes and losses in equity investments(a)	$699	$1,805	$535	$1,350	$1,557	$1,656

Fixed charges deducted from income:
Interest expense	298	471	481	488	481	473
Implicit interest in rents	35	53	56	59	45	40

	333	524	537	547	526	513

Earnings available for fixed charges(a)	$1,032	$2,329	$1,072	$1,897	$2,083	$2,169

Interest expense	$298	$471	$481	$488	$481	$473
Capitalized interest	12	16	19	21	22	17
Implicit interest in rents	35	53	56	59	45	40

Total fixed charges(a)	$345	$540	$556	$568	$548	$530

Ratio of earnings to fixed charges	3.0x	4.3x	1.9x	3.3x	3.8x	4.1x

Adjusted ratio of earnings to fixed charges(b)	3.1x	4.2x	3.7x	3.6x	3.9x	4.1x

(a)
To the extent interest may be assessed by taxing authorities on any underpayment of income tax, such amounts are classified as a component of income tax expense in our Consolidated Statements of Operations. For purposes of this disclosure, we have elected to exclude interest expense related to income tax matters from our measurements of "Earnings available for fixed charges" and "Total fixed charges" for all periods presented, as such amounts are immaterial.

(b)
This adjusted ratio of earnings to fixed charges ("Adjusted Ratio") excludes the impact of restructuring charges, impairments and divestitures. A reconciliation showing the effect of these items on our "Income before income taxes and losses in equity investments" used to calculate our earnings available for fixed charges is as follows (in millions):

	Nine Months Ended September 30,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
	(Unaudited)	(Unaudited)
As reported income before income taxes and losses in equity investments	$699	$1,805	$535	$1,350	$1,557	$1,656

Adjustments to income before income taxes and losses in equity investments:
Restructuring costs	7	82	18	67	19	(2)
Goodwill impairments	—	10	509	4	1	—
Asset impairments (other than goodwill)	19	345	472	79	8	—
(Income) expense from divestitures	(2)	(515)	(8)	—	1	(1)

Adjusted income before income taxes and losses in equity investments	$723	$1,727	$1,526	$1,500	$1,586	$1,653

        We believe that the Adjusted Ratio is useful to investors as an indicator of our ability to meet our fixed obligations because it is independent of significant non-cash impacts and other items that management believes are not representative of our results. The Adjusted Ratio is a measurement not calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. You should not rely on the Adjusted Ratio as a substitute for the ratio of earnings to fixed charges calculated and presented in accordance with GAAP or any other GAAP financial measure.

        No shares of our preferred stock are currently issued or outstanding, therefore no dividends accrued on any shares of our preferred stock for any period presented. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same at the ratio of earnings to fixed charges.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities by us for general corporate purposes, which may include additions to working capital, refinancing existing indebtedness, capital expenditures, repurchase or redemption of securities and possible acquisitions. Pending any specific application, we may temporarily invest funds in short-term investments or apply them to the reduction of short-term indebtedness. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF THE DEBT SECURITIES

        The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under an indenture, dated as of September 10, 1997, among Waste Management, as issuer, and The Bank of New York Mellon Trust Company, N.A. (the current successor to Texas Commerce Bank National Association), as trustee. We will issue subordinated debt securities under an indenture dated as of February 3, 1997, among Waste Management, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee. The indentures are substantially identical, except for provisions relating to subordination and covenants.

        We have summarized material provisions of the indentures and the debt securities below. This summary is not complete, and is subject, and qualified in its entirety by reference, to all the provisions of the applicable indenture, including the definition of certain terms. We have filed the indentures with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. The following sets forth certain general terms and provisions of any debt securities offered by this prospectus. The particular terms of debt securities will be described in the prospectus supplement relating to those offered debt securities.

Provisions Applicable to Each Indenture

        General.    Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

        Terms.    The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether the debt securities will be senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable;

  •
  any interest rate (or the method of calculating the interest rate, if applicable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  any right to extend or defer the interest payment periods and the duration of the extension;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

  •
  the place or places where payments on the debt securities will be payable;

  •
  any provisions for optional redemption or early repayment;

  •
  any provisions that would require the redemption, purchase or repayment of debt securities;

  •
  the denominations in which the debt securities will be issued;

  •
  whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

  •
  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of debt securities;

  •
  any terms for the conversion or exchange of the debt securities for other securities of Waste Management or any other entity;

  •
  with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities not inconsistent with the applicable indenture.

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

        If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

        Consolidation, Merger and Sale of Assets.    The indentures generally prohibit a consolidation or merger of Waste Management into another person, or a conveyance, transfer or lease of our properties and assets substantially as an entirety to another person unless:

  •
  the resulting person formed or into which Waste Management is merged or the person which acquires our properties and assets substantially as an entirety assumes the performance of the covenants and obligations under the indentures and the due and punctual payments on the debt securities; and

  •
  immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

        Upon any such consolidation, merger or asset lease, transfer or disposition, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset transfer or disposition other than a lease, we will be released from the applicable indenture.

        Events of Default.    Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

  •
  failure to pay interest on that series of debt securities for 30 days when due;

  •
  failure to pay principal of or any premium on that series of debt securities when due;

  •
  failure to deposit into any sinking fund when due;

  •
  failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee in the case of the senior indenture and for 90 days after written notice by the trustee in the case of the subordinated indenture or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

  •
  specified events involving bankruptcy, insolvency or reorganization; and

  •
  any other event of default provided for that series of debt securities.

        If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for that series;

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

  •
  the holders offer to the trustee indemnity satisfactory to the trustee;

  •
  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, (subject to certain conditions including providing reasonable indemnification to the trustee) holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  conducting any proceeding for any remedy available to the trustee; and

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  exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

        The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

        Modification and Waiver.    Each indenture may be amended or supplemented if the majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. However, the subordinated indenture may not be amended to alter the subordination of any outstanding subordinated securities without the consent of each holder of senior debt then outstanding that would be adversely affected by the amendment. Additionally, without the consent of the holder of each debt security affected, no modification may:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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  reduce the rate of or change the time for payment of interest on the debt security;

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  reduce the principal of the debt security or change its stated maturity;

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  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

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  change any obligation to pay additional amounts on the debt security;

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  change any obligation for us to maintain a paying agency;

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  make payments on the debt security payable in currency other than as originally stated in the debt security;

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  impair the holder's right to institute suit for the enforcement of any payment on or with respect to the debt security;

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  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification; or

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  adversely affect the right to convert subordinated debt securities, if applicable.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any

  •
  default or event of default in any payment on any debt security; or

  •
  compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

        Defeasance.    When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

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  we will be discharged from our obligations with respect to the debt securities of that series and, if applicable, the related guarantees ("legal defeasance"); or

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  we will no longer have any obligation to comply with the restrictive covenants, certain aspects of the merger covenant and other specified covenants under the applicable indenture, and the related events of default will no longer apply ("covenant defeasance").

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies, hold moneys for payment in trust and, in the case of subordinated debt securities, no defeasance will affect our obligations respecting the conversion of debt securities into Common Stock. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

        Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        Governing Law.    New York law will govern the indentures and the debt securities.

        Trustee.    The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture and the subordinated indenture. The Bank of New York Mellon Trust Company, N.A. serves as trustee or custodian relating to a number of series of debt obligations of Waste Management. Certain of The Bank of New York Mellon Trust Company, N.A.'s affiliates perform certain commercial banking services and/or pension plan related services for us for which they receive customary fees and act as a lender under our current credit facility.

        If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

        Each indenture contains limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

        Form, Exchange, Registration and Transfer.    The debt securities may be issued in registered form, without interest coupons, or in bearer form, with interest coupons attached, or both, as described in the prospectus supplement. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will affect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

        In the case of any redemption, we will not be required to register the transfer or exchange of:

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  any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        Payment and Paying Agents.    Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        Book-Entry Debt Securities.    The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Senior Debt Securities

        Ranking and Guarantee.    The senior debt securities will constitute senior debt of Waste Management and will rank equally with all of the other series of debt securities issued under the senior indenture and will rank senior to all series of subordinated securities issued and outstanding from time to time. However, if the senior debt securities are not guaranteed by Waste Management Holdings, then such securities will be structurally subordinated to all senior debt that is so guaranteed. If provided in a prospectus supplement, Waste Management Holdings may fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the senior debt securities issued by Waste Management when and as the payment becomes due and payable, whether at maturity or otherwise.

        Restrictive Covenants.    We have agreed to two principal restrictions on our activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under "Glossary."

  Limitation on Liens

        We have agreed that we and our Restricted Subsidiaries will create, issue, incur or assume Indebtedness secured by a lien upon a Principal Property only if the outstanding senior debt securities are secured equally and ratably with or prior to the Indebtedness secured by that lien. This covenant has exceptions that permit:

          (a)   liens on the property or assets existing at the time of acquisition which secure obligations assumed by us or our Restricted Subsidiaries;

          (b)   conditional sales agreements with respect to any property or assets acquired by us or a Restricted Subsidiary;

          (c)   liens on the property, assets or stock of an entity at the time the entity is merged into or consolidated with us or a Restricted Subsidiary or at the time the entity becomes a Restricted Subsidiary;

          (d)   liens on the property, assets or stock of any successor entity that becomes the Company in accordance with "Provisions Applicable to Each Indenture—Consolidation, Merger and Sale of Assets," above;

          (e)   liens on assets either:

    •
    existing at the time of, or created within 360 days after, the acquisition of the assets, or

    •
    securing Indebtedness incurred to finance all or part of the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at the time of, or created within 360 days after, the later of the completion of construction, improvement, development or expansion or the commencement of commercial operation of the assets;

          (f)    intercompany liens;

          (g)   mechanics', materialmen's and like liens incurred in the ordinary course of business;

          (h)   liens arising by deposits or security given to governmental agencies required in order to do business with the government;

          (i)    liens for taxes, assessments or governmental charges not yet delinquent or being contested in good faith;

          (j)    liens in connection with legal proceedings so long as the proceeding is being contested in good faith or execution thereon is stayed;

          (k)   landlord's liens on fixtures located on property leased by us or Restricted Subsidiaries in the ordinary course of business;

          (l)    liens in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property;

          (m)  liens arising due to deposits to qualify us or a Restricted Subsidiary to do business, maintain self-insurance or obtain the benefit of or comply with laws;

          (n)   liens incurred in connection with pollution control, sewage or solid waste disposal industrial revenue or similar financings;

          (o)   liens arising in connection with the sale of accounts receivable; and

          (p)   any extensions, substitutions, replacements or renewals of the above-described liens or any Indebtedness secured by these liens if the lien is limited to the property (plus any improvements) secured by the original lien.

In addition, without securing the senior debt securities as described above, we and our Restricted Subsidiaries may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired or defeased Indebtedness as described in clause (b) below under "Limitation on Sale/Leaseback Transactions."

  Limitation on Sale/Leaseback Transactions

        Unless provided otherwise in a prospectus supplement, we and our Restricted Subsidiaries will not enter into a Sale/Leaseback Transaction unless at least one of the following applies:

          (a)   we or that Restricted Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating specified provisions of the "Limitation on Liens" covenant, could secure that debt by a lien on the property to be leased without equally and ratably securing the senior debt securities;

          (b)   within 180 days after the effective date of any Sale/Leaseback Transaction, we will apply an amount equal to the fair value (as determined by our Board of Directors) of the property to be leased to the redemption or retirement of any senior debt securities issued under the senior indenture or to payment or other retirement of other debt of the Company that ranks senior to or pari passu with the debt securities listed under the senior indenture or debt incurred by a Restricted Subsidiary; or

          (c)   within 180 days after entering into the Sale/Leaseback Transaction, we have entered into a commitment to expend for the acquisition or capital improvement of a Principal Property an amount equal to the fair value (as determined by our Board of Directors) of the property to be leased.

Notwithstanding the above, we and our Restricted Subsidiaries may effect a Sale/Leaseback Transaction that is not allowable under the clauses above provided that the Attributable Debt associated with the transaction, together with the aggregate principal amount of debt secured by liens on Principal Property not acceptable under the "Limitation on Liens" covenant, do not exceed 15% of Consolidated Net Tangible Assets.

  Glossary

        "Attributable Debt" means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction or, if the lease rate is not known to the Company, the weighted average interest rate of all series of securities outstanding at the time under the indenture compounded semi-annually. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

        "Consolidated Net Tangible Assets" means the total amount of assets of Waste Management, Inc. and its consolidated subsidiaries less:

  •
  all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and

  •
  the value of all intangible assets.

        We will calculate Consolidated Net Tangible Assets based on our most recent quarterly balance sheet.

        "Indebtedness" means (a) all obligations for borrowed money or on which interest charges are customarily paid, all as shown on the balance sheet of the indebted party, (b) all items that would be included as liabilities on a balance sheet in accordance with generally accepted accounting practices as of the date at which Indebtedness is to be determined, and (c) all indebtedness secured by a security interest in property owned or being purchased by the indebted party and all guarantees of Indebtedness.

        "Principal Property" means any waste processing, waste disposal or resource recovery plant or similar facility located within the United States or Canada and owned by, or leased to, us by any Restricted Subsidiary except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than us and any Restricted Subsidiaries in which our and our Restricted Subsidiaries' interest does not exceed 50%, or (ii) which our Board of Directors determines is not material in importance to our total business or (b) any portion of such plant or facility which our

Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

        "Restricted Subsidiary" means any Subsidiary (other than any Subsidiary of which the Company owns less than all of the outstanding voting stock) (a) principally engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in the storage, collection, transfer, interim processing or disposal of waste within the United States or Canada or (b) which we designate as a Restricted Subsidiary in an officer's certificate delivered to the trustee.

        "Sale/Leaseback Transaction" means any arrangement with anyone under which we or our Restricted Subsidiaries lease any Principal Property that we or such Restricted Subsidiary has sold or transferred or will sell or transfer to that person. This term excludes the following:

  •
  temporary leases for a term of not more than three years; and

  •
  intercompany leases.

        "Subsidiary" means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

Provisions Applicable Solely to Subordinated Debt Securities

        Ranking.    The subordinated debt securities will rank junior to all of our senior debt and may rank equally with or senior to our other subordinated debt that may be outstanding from time to time.

        Subordination.    Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any senior indebtedness when due. The subordination does not affect our obligation to make payments in our capital stock pursuant to any conversion right or otherwise made on our capital stock.

        The subordinated indenture does not limit the amount of senior indebtedness that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

DESCRIPTION OF GUARANTEES

        Waste Management Holdings may fully and unconditionally guarantee our payment obligations under any series of debt securities. If a series of debt securities is so guaranteed, Waste Management Holdings will execute a separate guarantee agreement or a supplemental indenture as further evidence of its guarantee. We will provide the specific terms of any guarantee in the prospectus supplement.

        The obligations of Waste Management Holdings under its guarantee will be limited to the maximum amount that will not result in the obligations of Waste Management Holdings under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The specific provisions under which Waste Management Holdings may be released and discharged from its guarantee will be set forth in the prospectus supplement.

        If a series of debt securities is guaranteed by and is designated as subordinate to our senior indebtedness, then those guarantees by Waste Management Holdings will be subordinated to the senior indebtedness of Waste Management Holdings on substantially the same extent as the series is subordinated to our senior indebtedness.

 DESCRIPTION OF CAPITAL STOCK

General

        We may issue shares of our common stock to purchasers or in order to settle litigation or other claims or to satisfy judgment or arbitration awards. We may also issue shares of common stock to persons upon exercise of any convertible securities issued hereunder. The terms of any offering of common stock will be provided in a prospectus supplement.

        We are authorized to issue 1,500,000,000 shares of common stock, of which 446,495,290 shares were outstanding at October 20, 2015 (excluding treasury shares of 183,787,171). We are also authorized to issue 10,000,000 shares of preferred stock, none of which were outstanding on that date.

Common Stock

        Dividends.    Holders of common stock are entitled to receive dividends when declared by our Board of Directors. In certain cases, common stockholders may not receive dividends until we satisfy our obligations to any preferred stockholders.

        Voting Rights.    Each share of common stock is entitled to one vote in the election of directors and in each other matter we may ask stockholders to vote on. Common stockholders do not have cumulative voting rights. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. This means that the number of shares voted "for" a director must exceed 50% of the votes cast with respect to that director. Our By-laws provide that if the number of shares voted "for" any director nominee does not exceed 50% of the votes cast with respect to that director, he or she will tender his resignation to the Board of Directors. The Nominating and Governance Committee of our Board of Directors will then make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

        Fully Paid Status.    All outstanding shares of our common stock are validly issued, fully paid and non-assessable. The shares offered hereby will also be, upon issuance and sale, validly issued, fully paid and non-assessable.

        Liquidation or Dissolution.    If we liquidate, dissolve or wind up our business, whether or not voluntarily, common stockholders will share ratably in the assets remaining after we pay our creditors and any preferred stockholders.

        Listing.    Our common stock is listed on the New York Stock Exchange under the trading symbol "WM."

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Computershare in Jersey City, New Jersey.

Preferred Stock

        The Board of Directors is authorized, without obtaining stockholder approval, to issue one or more series of preferred stock. The Board's authority includes determining the number of shares of each series and the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption rights and any liquidation preferences. In this regard, the Board may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, and dividend or liquidation preferences that would restrict common stock dividends or adversely affect the assets available for distribution to holders of shares of common stock in the event of our dissolution.

Authorized but Unissued Shares

        Authorized but unissued shares of common stock or preferred stock can be reserved for issuance by the Board of Directors from time to time, without stockholder action, for stock dividends or stock splits, to raise equity capital and to structure future corporate transactions, including acquisitions, as well as for other proper corporate purposes. Stockholders have no preemptive rights.

Limitations on a Change of Control

        We are a Delaware corporation and are governed by the Delaware General Corporation Law. Section 203 of the Delaware General Corporation law, subject to specific exceptions, prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

  •
  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person that, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock.

        The provisions of Section 203, combined with the Board of Directors' authority to issue preferred stock without further stockholder action, could delay or frustrate a change of control or discourage, impede or prevent a merger, tender offer or proxy contest involving us, even if such an event would be favorable to the interests of our stockholders.

DESCRIPTION OF OTHER SECURITIES

        We will set forth in the applicable prospectus supplement a description of any warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

        The securities being offered by this prospectus may be sold by us or by a selling securityholder:

  •
  through agents,

  •
  to or through underwriters,

  •
  through broker-dealers (acting as agent or principal),

  •
  directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

  •
  through a combination of any such methods of sale,

  •
  through any other methods described in a prospectus supplement

        The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

        Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

        If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

        If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

        We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

        Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

        Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

        Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Waste Management, Inc. appearing in Waste Management, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2014, including the schedule appearing therein, and the effectiveness of Waste Management, Inc.'s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$750,000,000

3.150% Senior Notes due 2027

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

J.P. Morgan

Co-Managers

MUFG
Scotiabank
SMBC Nikko
Academy Securities
MFR Securities, Inc.
Siebert Cisneros Shank & Co., L.L.C.

October 30, 2017